                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [ ]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Tasty Baking Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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     [x] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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     [ ] Fee paid previously with preliminary materials.

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         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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

                              TASTY BAKING COMPANY
                            2801 HUNTING PARK AVENUE
                        PHILADELPHIA, PENNSYLVANIA 19129
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 28, 2000
                            ------------------------

TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders of Tasty Baking Company (hereinafter called the "Company") will be held at the Germantown Cricket Club, Manheim & Morris Streets, Philadelphia, Pennsylvania, on Friday, April 28, 2000, at 11:00 A.M., for the following purposes:

          (1) to elect three directors in Class 2 to hold office until the Annual Meeting of Shareholders in 2003, and until their successors are elected and qualified;

          (2) to approve the selection of PricewaterhouseCoopers LLP as independent certified public accountants for the fiscal year ending December 30, 2000; and

          (3) to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only shareholders of record at the close of business on February 14, 2000, will be entitled to vote at the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          RONALD O. WHITFORD, JR., Esq.
                                          Secretary

March 31, 2000
Philadelphia, Pennsylvania

SHAREHOLDERS ARE REQUESTED TO SIGN, MARK, DATE, AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ADDRESSED REPLY ENVELOPE WHICH IS FURNISHED FOR YOUR CONVENIENCE. THIS ENVELOPE NEEDS NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

                              TASTY BAKING COMPANY
                            2801 HUNTING PARK AVENUE
                        PHILADELPHIA, PENNSYLVANIA 19129
                                  215-221-8500
                            ------------------------

                            PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 28, 2000
                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Tasty Baking Company (hereinafter called the "Company" or "Tasty") to be used in voting at the Annual Meeting of Shareholders to be held on Friday, April 28, 2000 at 11:00 A.M., at the Germantown Cricket Club, Manheim & Morris Streets, Philadelphia, Pennsylvania, or at any adjournment or adjournments thereof. This Proxy Statement, the Notice, the Proxy and the Company's 1999 Annual Report, including Consolidated Balance Sheets as of December 25, 1999 and December 26, 1998 and Consolidated Statements of Operations and Retained Earnings, Changes in Capital Accounts and Cash Flows for the fiscal years ended December 25, 1999, December 26, 1998, and December 27, 1997, have been mailed on or before March 31, 2000 to each shareholder of record at the close of business on February 14, 2000.

     You are requested to sign, mark and complete the enclosed Proxy and return it in the addressed reply envelope which is furnished for your convenience. If any matters that are not specifically set forth on the proxy card and in this Proxy Statement properly come before the Annual Meeting, the proxies intend to vote on such matters in accordance with their reasonable business judgment.

     Proxies in the form enclosed, if duly signed, marked, and received in time for voting, will be voted in accordance with the directions of the shareholders. The persons designated as the proxies shall have the discretionary authority to vote cumulatively for the election of Directors and to distribute such votes among the nominees standing for election (except as otherwise instructed by a shareholder in the accompanying Proxy) to assure the election of the nominees of the Board of Directors. The giving of a Proxy does not preclude the right to vote in person should the shareholder so desire. As provided by the laws of Pennsylvania, a shareholder may revoke a Proxy by giving notice to the Secretary of the Company in writing at the address of the principal executive offices or in open meeting, but such revocation shall not affect any vote previously taken.

     The expense of soliciting Proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the Notice, Proxy and Proxy Statement, will be paid by the Company. The solicitation will be made by the use of the mails and through brokers and banking institutions and may also be made by officers and regular employees of the Company. Proxies may be solicited by personal interview, mail, telephone and possibly by facsimile transmission. At the Annual Meeting, in accordance with past practice, shareholders will be requested to approve the minutes of the 1999 Annual Meeting of Shareholders. The approval requested will be for the minutes, and not the underlying actions taken by the shareholders at that meeting.

     As hereinafter used, and unless otherwise provided, the term "Executive Officers" refers to the President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, the Vice President, Finance, the Vice President, Human Resources, the Vice President, Route and Food Service Operations, the Vice President, Marketing and National Sales, and the Vice President, Manufacturing.

                               VOTING SECURITIES

GENERAL

     Each holder of record of the Company's Common Stock, par value $0.50 per share, at the close of business on February 14, 2000 is entitled to one vote per share on matters that come before the meeting, except that cumulative voting rights may be exercised with respect to the election of directors as hereinafter described.

     Under the Pennsylvania Business Corporation Law of 1988, as amended, and the Company's By-Laws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on a particular matter constitutes a quorum to take action at a shareholders' meeting. Shares which are present, or represented by a proxy, will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on a matter ("Abstentions") or whether a broker with discretionary authority fails to exercise its discretionary authority to vote shares with respect to the matter ("Broker Non-Votes"). The affirmative vote of at least a majority of the votes cast at the Annual Meeting of Shareholders by all shareholders entitled to vote thereon is required to adopt any proposal. For voting purposes, only shares voted either for or against the adoption of a proposal or the election of directors, and neither Abstentions nor Broker Non-Votes, will be counted as voting in determining whether a proposal is approved or a director is elected. As a consequence, Abstentions and Broker Non-Votes will have no effect on the adoption of a proposal or the election of a director.

CUMULATIVE VOTING

     A shareholder wishing to exercise cumulative voting rights in the election of directors may multiply the number of shares which he or she is entitled to vote by the total number of directors to be elected (three) and may distribute the total number of such votes among one or more nominees in such proportion as he or she desires. The proxies shall have the discretionary authority to vote cumulatively and to distribute such votes among the nominees so as to assure the election of the nominees of the Board of Directors, except such nominees as to whom a shareholder withholds authority to vote and except where a shareholder has directed that votes be cast cumulatively by specific instructions to the proxies.

     At the close of business on February 14, 2000, there were outstanding 7,823,348 shares of the Company's Common Stock entitled to vote at the Annual Meeting.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth, as of February 14, 2000, the shares of the Company's Common Stock held by shareholders of the Company who were known by the Company to own beneficially more than 5% of its outstanding Common Stock, by the directors and nominees, and by all directors and officers of the Company as a group:

                                         AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
         NAME AND ADDRESS OF             --------------------------------------------          PERCENT OF
          BENEFICIAL OWNER                      DIRECT                INDIRECT                 SHARES(1)
          ----------------                      ------                --------                 ----------
Marie B. Dillin                                   --                   686,428(2)(4)(5)(6)          9
  1408 S. Highland Park Drive
  Lake Wales, FL 33853
DePrince, Race & Zollo, Inc.                      --                   629,737                      8
  201 S. Orange Ave., Suite 850
  Orlando, FL 32801
Wynnefield Group(11)                              --                   398,061                      5
  One Penn Plaza, Suite 4720
  New York, NY 10119

                                         AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
       NAME OF DIRECTOR AND/OR           -----------------------------------------      PERCENT OF
    NOMINEE AND EXECUTIVE OFFICER              DIRECT               INDIRECT             SHARES(1)
    -----------------------------              ------               --------            ----------
Fred C. Aldridge, Jr.                           57,545(10)                --                 *
Philip J. Baur, Jr.                             68,581(10)           147,441(2)(3)           3
G. Fred DiBona, Jr.                              8,125(10)                --                 *
James L. Everett, III                           32,114(10)                --                 *
Nelson G. Harris                                38,368(10)            31,256(7)              *
John M. Pettine                                 64,994(9)             19,812(8)              1
Judith M. von Seldeneck                          8,375(10)                --                 *
Carl S. Watts                                  252,647(9)                 --                 3
William E. Mahoney                              25,500(9)                 --                 *
W. Dan Nagle                                    47,135(9)                 --                 *
Paul M. Woite                                   29,128(9)                 --                 *
All Directors and Executive Officers
  as a Group (13 persons)                      677,197(9)(10)        198,555(2)(3)(7)(8)    11

*  Representing less than 1% of the outstanding stock.
---------------
 (1) Based on information furnished to the Company by the respective shareholders, or contained in filings made with the Securities and Exchange Commission as of December 31, 1999. For purposes of this table, if a person has or shares voting or investment power with respect to such shares, they are considered beneficially owned by that person under rules of the Securities and Exchange Commission. As a result, in some cases, the same shares are listed opposite more than one name in the table. The table also includes shares which are the subject of presently exercisable stock options granted to certain officers and directors of the Company under stock option plans or grants by the Company. Such shares are deemed outstanding for the purpose of computing the percentage ownership of such officers and directors individually and in the aggregate.

 (2) Includes 98,570 shares held in two trusts created by Emma M. Baur, deceased. Philip J. Baur, Jr. and Marie B. Dillin are co-trustees and share voting and investment power.

 (3) Includes (i) 15,271 shares in a trust of which Philip J. Baur, Jr. has sole voting and investment power, (ii) 13,492 shares owned by the Philippian Foundation, a charitable foundation of which Mr. Baur is trustee and has sole voting and investment power and (iii) 13,483 shares owned by Mr. Baur's spouse. Also includes 6,625 shares held in two trusts of which Mr. Baur and First Union National Bank are co-trustees and share investment power. Mr. Baur has sole power to vote all shares held in these two trusts.

 (4) A total of 472,504 shares are held in three trusts created under the will of Philip J. Baur, deceased, of which First Union National Bank and Marie
     B. Dillin are co-trustees and share investment power. Marie B. Dillin has sole power to vote all the shares held in the three trusts.

 (5) Includes 2,500 shares held in a trust created through distribution of the Estate of Marguerite E. Baur, deceased. Marie B. Dillin and Steven P. Crouse are co-trustees. Marie B. Dillin has sole power to vote all shares held in the trusts.

 (6) Includes 112,854 shares held in a trust created by Marie B. Dillin, of which Marie B. Dillin and Northern Trust Bank are co-trustees and share voting and investment power.

 (7) Represents 31,256 shares owned by Mr. Harris' spouse.

 (8) Represents 19,812 shares owned by Mr. Pettine's spouse.

 (9) Includes presently exercisable options for 47,625, 230,000, 25,500, 40,500 and 24,875 shares for Messrs. Pettine, Watts, Mahoney, Nagle and Woite, respectively, granted to them under the Company's 1985 Stock Option Plan, 1991 Long Term Incentive Plan, 1994 Long Term Incentive Plan and 1997 Long Term Incentive Plan.

(10) Includes (i) presently exercisable replacement options for 20,046 shares granted to Messrs. Aldridge and Everett, respectively, under the Company's 1993 Replacement Option Plan (P & J Spin-Off) and

     (ii) presently exercisable options granted by the Board of Directors of 7,125 shares each for Messrs. Aldridge, Baur, DiBona, Everett and Harris and Mrs. von Seldeneck.

(11) Represents the aggregate shares and percent of beneficial share ownership for Wynnefield Partners Small Cap Value, L.P., Wynnefield Small Cap Value Offshore Fund, Ltd., and Wynnefield Small Cap Value L.P. I (collectively, the "Wynnefield Group").

               DIRECTORS AND EXECUTIVE OFFICERS -- PROPOSAL NO. 1

     At the Annual Meeting, three persons will be elected to the Board of Directors as Class 2 directors to serve for three years and until the Annual Meeting in 2003. The Company's Articles of Incorporation and By-Laws, as amended by the Shareholders at the Annual Meeting held on April 24, 1998, provide for three classes of directors with staggered terms of three years each. At present, Class 1 directors will hold office until the Annual Meeting of Shareholders in 2002 and Class 3 directors will hold office until the Annual Meeting in 2001, with the members of each class to hold office until their successors are elected and qualified.

     Listed below are the nominees for the Board of Directors, as well as the remaining Directors and Executive Officers of the Company. Messrs. Everett, Harris and Watts are incumbent Directors. Any Proxy not specifically marked will be voted by the named proxies for the election of the nominees named below, except as otherwise instructed by the shareholders, provided that, as set forth above, the proxies have discretionary authority to cumulate their votes. It is not contemplated that any of the nominees will be unable or unwilling to serve as a Director, but, if that should occur, the Board of Directors reserves the right to nominate another person.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOLLOWING
NOMINEES:

     NOMINEES FOR DIRECTORS -- CLASS 2 (TERM EXPIRES AT ANNUAL MEETING IN 2003):

     James L. Everett, III (age 73) -- On August 1, 1988, Mr. Everett retired as Chairman of the Board and Chief Executive Officer of PECO Energy Company, a position he had held since June, 1982. He has served as a Director of the Company since 1970.

     Nelson G. Harris (age 73) -- Mr. Harris was elected a Director of Tasty Baking Company in April, 1979, President of the Company in September, 1979, President and Chief Executive Officer in April, 1981 and Chairman and Chief Executive Officer in February, 1991 in which capacity he served until his retirement on May 1, 1992. Mr. Harris presently serves as Chairman of the Executive Committee of the Board of Directors. He is a Director of the Rittenhouse Trust Company, Penn Fishing Tackle Mfg. Co. and Pierce-Phelps, Inc.

     Carl S. Watts (age 56) -- Mr. Watts was elected Chairman of the Board on January 23, 1998. He was elected President and Chief Executive Officer, effective May 1, 1992 and was elected President of the Company in February 1991.

     DIRECTORS -- CLASS 1 (TERM EXPIRES AT ANNUAL MEETING IN 2002):

     Fred C. Aldridge, Jr. (age 66) -- Mr. Aldridge was elected a Director in April, 1981. He retired as a partner from the Philadelphia law firm of Stradley, Ronon, Stevens & Young, LLP, counsel to the Company, on December 31, 1997. Mr. Aldridge continues to practice law and to represent the Company as outside legal counsel. Mr. Aldridge is President of The Grace S. and W. Linton Nelson Foundation, a charitable foundation. He is a Director of PrimeSource Corporation.

     G. Fred DiBona, Jr. (age 49) -- Mr. DiBona has been President and Chief Executive Officer of Independence Blue Cross since 1990. He is also a director of Philadelphia Suburban Corporation, Magellan Health Services, Inc., PECO Energy Company and Eclipsys Corporation and a past Chairman of the Blue Cross and Blue Shield Association.

     John M. Pettine (age 57) -- Mr. Pettine was elected a Director in April, 1992. Mr. Pettine was elected Executive Vice President and Chief Financial Officer of the Company in December, 1998. He previously served as Vice President and Chief Financial Officer since April, 1991. He is a Director of PrimeSource Corporation.

     DIRECTORS -- CLASS 3 (TERM EXPIRES AT ANNUAL MEETING IN 2001):

     Philip J. Baur, Jr. (age 69) -- On December 31, 1987, Mr. Baur retired as President of Tastykake, Inc., a position he had held for more than fourteen years. Mr. Baur has been a Director of the Company since 1954 and Chairman of the Board from 1981 to January 1998. He is a Director of PrimeSource Corporation.

     Judith M. von Seldeneck (age 59) -- Mrs. von Seldeneck was elected a Director in July, 1991. She is the Chief Executive Officer of Diversified Search Companies, a general executive search firm and subsidiary of Modis Professional Services. Mrs. von Seldeneck is also a Director of First Union Foundation Board, Keystone Insurance Company, Triple A MidAtlantic, Greater Philadelphia Chamber of Commerce, and Caron Foundation.

     During the fiscal year ended December 25, 1999, seven scheduled meetings of the Board of Directors were held. In addition, an aggregate of fifteen meetings of the committees of the Board of Directors were held in that period. Attendance at the Board of Directors meetings and committee meetings averaged 98% among all directors during 1999. Each director attended 90% or more of the aggregate number of meetings of the Board of Directors and committees on which he or she served.

     During the Company's last fiscal year, the Company paid Mr. Aldridge $75,000 in consideration for legal services rendered to the Company.

     During fiscal year 1999 the Company paid an annual retainer fee of $15,000 to non-officer directors and $16,000 to committee chairmen. Non-officer directors were paid a fee of $1,000 for each meeting of the Board of Directors or committee of the Board of Directors attended. Non-officer directors who have ceased to be directors and who have reached age 65 with five or more years of service on the Board of Directors are entitled to receive an annual retirement benefit equal to the amount of the annual retainer fee in effect on the date the director ceases to be a director (but not less than $16,000 for directors serving on June 30, 1993). This benefit will be paid monthly to the retired director until the earlier of the death of the retired director or for the number of years of credited service of such director as a member of the Board of Directors of the Company.

     The Company has entered into a Trust Agreement with First Union National Bank for the benefit of directors. Under this Trust Agreement the Company is obligated to deposit sufficient funds with the Trustee to enable it to purchase annuity contracts to fund the directors' retirement benefits in the event of a change in control of the Company.

NON-EMPLOYEE DIRECTOR STOCK OPTIONS

     At its meeting on March 26, 1999, upon the recommendation of management, the Board determined that it was in the best interests of the Company and its shareholders to provide non-employee members of the Board with stock-based incentive compensation to attract and retain qualified directors and further align the interests of the directors with those of the shareholders. At that meeting the Board granted to each non-employee director of the Company options to purchase 7,500 shares of the Company's Common Stock, par value $0.50 per share, at an option exercise price equal to the closing price of the Common Stock on the New York Stock Exchange as of the date of grant, March 26, 1999. The closing price of the Common Stock on March 26, 1999 was $11.50. These options become exercisable in five equal installments beginning on the date of grant until fully exercisable after four years.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has a standing Audit Committee. The Committee is charged with the responsibility of reviewing reports from the Company's independent certified public accountants, keeping the Board informed with respect to the Company's accounting policies and the adequacy of internal controls, making recommendations regarding the selection of the Company's independent certified public accountants and reviewing the scope of their audit. James L. Everett, III is the Chairman of the Audit Committee and Fred C. Aldridge, Jr., Philip J. Baur, Jr. and G. Fred DiBona, Jr. are members of the Committee. During the fiscal year ended December 25, 1999, there were two meetings of the Audit Committee.

     The Board of Directors has a standing Compensation Committee, the function of which is to review and make recommendations with respect to compensation of the President and Chief Executive Officer and the other key executive officers of the Company, including salary, bonus and benefits under the various compensation plans maintained by the Company. Judith M. von Seldeneck is Chairman of the Compensation Committee and G. Fred DiBona, Jr. and Nelson G. Harris are members of the Committee. During the fiscal year ended December 25, 1999, there were two meetings of the Compensation Committee.

     The Board of Directors has a standing Long Term Incentive Plan Committee. The Long Term Incentive Plan Committee administers the Company's 1991 Long Term Incentive Plan, 1994 Long Term Incentive Plan and 1997 Long Term Incentive Plan ("Plans") and may grant options to certain executives under these Plans. Judith
M. von Seldeneck is the Chairman of the Long Term Incentive Plan Committee and
G. Fred DiBona, Jr. is a member of the Committee. During the fiscal year ended December 25, 1999, there was one meeting of the Long Term Incentive Plan Committee.

     The Board of Directors has a standing Executive Committee. The Executive Committee may exercise all of the powers and authority of the Board of Directors in the management and conduct of the business of the Company, subject to subsequent ratification and approval of the Board of Directors, and periodically reviews the Company's employee benefit retirement plans and reports and makes recommendations to the Board of Directors on the administration and performance of these plans. Nelson G. Harris is the Chairman of the Executive Committee and Carl S. Watts, Fred C. Aldridge, Jr. and James L. Everett, III are members of the Committee. During the fiscal year ended December 25, 1999, there were two meetings of the Executive Committee.

     The Board of Directors has a standing Nominating Committee charged with the responsibility of making its recommendations annually to the Board with respect to those persons for whose election as Directors by the shareholders proxies shall be solicited by the Board of Directors and the filling of any vacancy among the shareholder-elected Directors. The Nominating Committee will consider shareholder recommendations of nominees for election to the Board if the recommendations are accompanied by comprehensive written information relating to the recommended individual's business experience and background and by a consent executed by the recommended individual stating that he or she desires to be considered as a nominee, and, if nominated or elected, that he or she will serve as a Director. Recommendations should be sent to the Secretary of the Company by December 1, 2000 for nominations to be considered at the 2001 Annual Meeting to be held in April 2001. Carl S. Watts is the Chairman of the Nominating Committee and Philip J. Baur, Jr. and Nelson G. Harris are members of the Committee. The Committee met on January 28, 2000, to consider and recommend the candidates to be nominated for election at this meeting.

     EXECUTIVE OFFICERS (NOT ALSO DIRECTORS):

     Daniel J. Decina (age 49) -- Mr. Decina was elected Vice President, Finance, in January, 2000. He joined the Company in 1974 and became Treasurer in 1991 and Treasurer and Controller in 1994.

     Gary G. Kyle (age 45) -- Mr. Kyle was elected Vice President, National Sales and Marketing, in December, 1998. He joined the Company in 1986 and became Director of Marketing in July, 1992.

     William E. Mahoney (age 60) -- Mr. Mahoney was elected Vice President, Human Resources, in December, 1984. He joined the Company in 1972 and served as Director of Industrial Relations and Personnel from 1982 to 1984.

     W. Dan Nagle (age 53) -- Mr. Nagle was elected Vice President, Route and Food Service Operations, in December, 1998. He joined the Company in 1984 as Director of Marketing, became Director of National Sales in 1986 and Vice President, Sales and Marketing, in November, 1989.

     Paul M. Woite (age 60) -- Mr. Woite was elected Vice President, Manufacturing, on April 21, 1995. Mr. Woite was Manager, Maintenance Operations from May 1989 to October 1993 and Director, Engineering & Maintenance from October 1993 to April 1995. He joined the Company in 1963.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table discloses compensation received by the Company's Chief Executive Officer and the four remaining most highly paid executive officers for the three fiscal years ended December 27, 1997, December 26, 1998 and December 25, 1999.

                         SUMMARY COMPENSATION TABLE(1)

                                                                   LONG-TERM
                                    ANNUAL COMPENSATION         COMPENSATION(2)
                                ----------------------------    ---------------
                                                                     STOCK            ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR     SALARY     BONUS(3)        OPTIONS        COMPENSATION(4)
---------------------------     ----    --------    --------        -------        ---------------
C. S. Watts                     1999    $360,000          --        50,000             $4,793
  Chairman, President & CEO     1998     350,000    $168,750            --              4,897
                                1997     310,646     225,000        70,000              5,871

J. M. Pettine                   1999     198,000          --        15,000                530
  Exec. Vice Pres. & CFO        1998     178,000      70,125            --                541
                                1997     163,838      93,500        15,000                541

W. D. Nagle                     1999     163,100          --        10,000              2,741
  Vice Pres., Route & Food      1998     158,100      60,000            --              2,681
  Serv. Operations              1997     151,307      80,000        10,000              3,123

W. E. Mahoney                   1999     155,500          --        10,000              2,634
  Vice Pres., Human Res.        1998     149,926      43,000            --              3,067
                                1997     144,292      86,000        10,000              2,996

P. M. Woite                     1999     150,000          --        10,000                530
  Vice Pres., Manufacturing     1998     146,000      53,250            --                541
                                1997     134,877      71,000        10,000                541

---------------
(1) This table does not include columns for Other Annual Compensation, Restricted Stock Awards, and Long-Term Incentive Plan Payouts. The Company had no amounts to report in the columns for Restricted Stock Awards and Long-Term Incentive Plan Payouts. The amount of Other Annual Compensation paid to the named executive officers was in each case for perquisites which are not reportable since they did not exceed the lesser of $50,000 or 10% of salary and bonus as reported for each named executive officer.

(2) See description on page 8. In addition, at year-end Mr. Woite held 352 shares of restricted stock under the Management Stock Purchase Plan which had a market value of $3,058. Restrictions will lapse by October 19, 2000. Mr. Woite receives dividends on these shares.

(3) The Compensation Committee did not award any cash bonuses under the terms of the Company's Management Incentive Plan for 1999. On December 17, 1999 the Board of Directors conditionally granted shares of Company Common Stock to executive officers and managers which will be distributed in one-third installments in the event that the Company's stock price achieves the target prices of $12, $14, and $16 for five consecutive days prior to December 17, 2002 (see p. 10). The closing price of the Company's Common Stock on December 17, 1999 was $9.00. No shares have been earned under these conditional stock grants as of the date of this Proxy Statement.

(4) Includes contributions made for all executive officers under the Company's Thrift Plan and term life insurance premiums paid on behalf of each executive. In 1999 Messrs. Watts, Pettine, Nagle, Mahoney and Woite each received contributions of $450 under the Thrift Plan and imputed values of $4,343, $80, $2,291, $2,184 and $80, respectively, for term life insurance premiums.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on fiscal year 1999 grants of options to the named executive officers to purchase shares of the Company's Common Stock.

                                            INDIVIDUAL GRANTS
---------------------------------------------------------------------------------------------------------
                                            % OF TOTAL
                                             OPTIONS
                                            GRANTED TO       EXERCISE
                             OPTIONS       EMPLOYEES IN       OR BASE      EXPIRATION       GRANT DATE
NAME                        GRANTED(1)    FISCAL YEAR(2)    PRICE/SHARE       DATE       PRESENT VALUE(3)
----                        ----------    --------------    -----------    ----------    ----------------
C. S. Watts                   50,000          36.63%          $11.50       3/26/2009         $128,500
J. M. Pettine                 15,000          10.99            11.50       3/26/2009           38,550
W. D. Nagle                   10,000           7.33            11.50       3/26/2009           25,700
W. E. Mahoney                 10,000           7.33            11.50       3/26/2009           25,700
P. M. Woite                   10,000           7.33            11.50       3/26/2009           25,700

---------------
(1) One-fifth of the options become exercisable on grant and one-fifth on each anniversary of grant until fully exercisable after four years from grant.

(2) The Company granted options representing 136,500 shares to key executives in fiscal year 1999.

(3) The Company used the Black-Scholes model of option valuation. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The present value calculations are based on a five-year option term for the grants. Other assumptions used for the valuations are: risk-free interest rate of 5.11%; annual dividend yield of 3.34%; and volatility of 26.18%.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal year 1999 by the named executive officers and the value of such officers' unexercised options at December 25, 1999.

                              TASTY BAKING COMPANY
                               OPTIONS EXERCISED
                                  FISCAL 1999

                                                 NUMBER OF UNEXERCISED OPTIONS AT       VALUE OF UNEXERCISED IN-THE-MONEY
                         NUMBER                           FISCAL YEAR-END                 OPTIONS AT FISCAL YEAR-END(1)
                       OF OPTIONS    VALUE     -------------------------------------   -----------------------------------
EXECUTIVE              EXERCISED    REALIZED    TOTAL    EXERCISABLE   UNEXERCISABLE   TOTAL   EXERCISABLE   UNEXERCISABLE
---------              ----------   --------   -------   -----------   -------------   -----   -----------   -------------
C. S. Watts                0           0       270,000     230,000        40,000        $--        $--            $--
J. M. Pettine              0           0        67,500      47,625        19,875        --         --             --
W. D. Nagle                0           0        54,375      40,500        13,875        --         --             --
W. E. Mahoney              0           0        39,375      25,500        13,875        --         --             --
P. M. Woite                0           0        38,750      24,875        13,875        --         --             --

---------------
(1) Since the market price of the Company stock ($8.6875) on December 25, 1999 was less than the option exercise price for all outstanding stock options, the options had no value at fiscal year-end.

                                  PENSION PLAN

     The following table shows the approximate annual retirement benefits which will be payable in total under the Company's Pension Plan and Supplemental Executive Retirement Plan at the normal retirement age of 65 (assuming continuation of the plans) for specified years of service and levels of average remuneration.

   FINAL
  AVERAGE       YEARS OF SERVICE
REMUNERATION   15 OR MORE YEARS(1)
------------   -------------------
  $125,000          $ 40,000
   150,000            51,000
   175,000            62,500
   200,000            73,500
   225,000            85,000
   250,000            96,000
   300,000           118,500
   350,000           141,000

---------------
(1) The amounts listed in this table include pension benefits paid by the Company plans only and do not include Social Security amounts to which executive officers may be entitled.

     The Company has a defined benefit, non-contributory pension plan which covers substantially all employees, including the Executive Officers named above. Annual amounts which are contributed to the plan and charged to expense during the year are computed on an aggregate actuarial basis and cannot be individually allocated. The remuneration covered by the plan includes salaries and bonuses paid to plan participants as reflected in the Summary Compensation Table (see p. 7). Benefits under the plan are calculated as a percentage of the average 60 highest consecutive calendar months compensation paid by the Company or subsidiary, as the case may be, during the last 120 calendar months of employment, which percentage depends on the employee's total number of years of service. Benefits under the pension plan are coordinated with Social Security and are presently restricted under Federal tax law to a maximum of $135,000 per year. Messrs. Watts, Pettine, Nagle, Woite and Mahoney have approximately
32 3/4, 27 1/4, 15 3/4, 36 1/2 and 27 1/3 years, respectively, of credited service under the plan.

     The Supplemental Executive Retirement Plan ("SERP") was adopted by the Board of Directors effective February 18, 1983 in order to encourage key executives to continue in the service of the Company. The SERP is designed to provide to key executives upon their retirement a supplemental retirement benefit monthly equal to the difference between (i) 45% of the average 60 highest consecutive calendar months compensation paid by the Company or subsidiary, as the case may be, during the 120 calendar months immediately preceding the executive's separation from service, and (ii) the sum of the executive's primary monthly Social Security Benefits, monthly payments which the executive would be eligible to receive under the Tasty Baking Company Pension Plan on a single life annuity basis, and any other monthly retirement benefits for which the executive is eligible. The SERP was amended by the Board of Directors on May 15, 1987 to provide for benefits to the surviving spouse of a deceased executive in the same percentage or proportion, if any, as the surviving spouse would be entitled to receive under the Tasty Baking Company Pension Plan.

     The Company has also entered into a Trust Agreement with First Union National Bank for the benefit of the participants in the SERP. Under this Trust Agreement the Company is obligated to deposit sufficient funds with the trustee to enable it to purchase annuity contracts to fund the SERP in the event of a change in control of the Company.

TERMINATION ARRANGEMENTS

     Certain key executives have entered into Employment Agreements with the Company which contain termination and change of control provisions. In 1988, Messrs. Watts, Pettine, Nagle and Mahoney entered into Employment Agreements which provide that they will receive annually for three years a minimum of

$371,000, $204,000, $168,000 and $160,200 plus bonus, respectively, upon termination of their employment under the following circumstances: (a) termination by the Company without three-years prior notice other than for cause, (b) termination by the executive because his authority, responsibilities or duties are changed so as to be inconsistent with his training and experience, or (c) termination by the executive because of a breach of his Employment Agreement by the Company. These payments would be in addition to any other damages which the executives may suffer as a result of such termination. In 1997, Mr. Woite entered into an Employment Agreement with the Company which provides that he will receive an amount equal to 299% of a minimum of $154,500 plus bonus upon termination of his employment within two years of a Change of Control of the Company where such termination is without cause or under the circumstances set forth in clauses (b) and (c) above. A Change of Control for these purposes means any change in control of the Company which would be required to be reported to the Securities and Exchange Commission pursuant to
Schedule 14A of Regulation 14A, or which results in any person or entity not already a beneficial owner of the Company at the time of the execution of the agreement becoming a beneficial owner of 25% or more of the combined voting power of the outstanding securities of the Company, or if during any two consecutive year periods, the directors at the beginning of such periods cease for any reason during the two-year period to constitute a majority of the Board of Directors of the Company.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS

     The purpose of the Company's executive compensation program is to attract, retain and motivate qualified executives to manage the business of the Company so as to maximize profits and shareholder value. Executive compensation in the aggregate is made up principally of the executive's annual base salary, a cash bonus which may be awarded under the Company's Management Incentive Plan and awards of Company stock or stock options under the Company's 1991 Long Term Incentive Plan, 1994 Long Term Incentive Plan and 1997 Long Term Incentive Plan. The Company's Compensation Committee (the "Committee") (see p. 6) annually considers and makes recommendations to the Board of Directors as to executive compensation including changes in base salary and bonuses.

     Consistent with the above-noted purpose of the executive compensation program, it is the policy of the Committee, in recommending the aggregate annual compensation of executive officers of the Company, to consider the overall performance of the Company, the performance of the division of the Company for which the executive has responsibility and the individual contribution and performance of the executive. The performance of the Company and of the function for which the executive has responsibility are significant factors in determining aggregate compensation although they are not necessarily determinative. While shareholders' total return (see p. 12) is important and is considered by the Committee, it is subject to the vagaries of the public market place and the Company's compensation program focuses on the Company's strategic plans, corporate performance measures, and specific corporate goals which should lead to a favorable stock price. The corporate performance measures which the Committee considers include sales, earnings, return on equity and comparisons of sales and earnings with prior years, with budgets, and with the Company's competitors and peer group.

     The Compensation Committee does not rely on any fixed formulae or specific numerical criteria in determining an executive's aggregate compensation. It considers both corporate and personal performance criteria, competitive compensation levels, the economic environment and changes in the cost of living as well as the recommendations of management. Adjustments to Executive Compensation are frequently most appropriately made through the award of bonus payments under the Company's Management Incentive Plan rather than through significant adjustments to the Executive's base salary. The Committee exercises business judgment based on all of these criteria and the purposes of the executive compensation program.

     Under the Company's Management Incentive Plan, cash bonuses are paid upon the attainment of specified financial performance objectives. In 1999, the specified objectives were not achieved and no cash bonuses were awarded under the Plan. In order to provide management with the opportunity to earn compensation in lieu of a cash bonus for 1999 and to provide an incentive to management which is earned as the market value of the Company Common Stock increases, the Committee recommended that the Board conditionally grant 79,304 shares of Company Common Stock to the executive officers and managers eligible to participate in the Plan. Pursuant to the terms of the conditional stock grant, shares will be distributed in one-third installments only if the Company's stock price reaches the target prices of $12, $14, and $16 for five consecutive days prior to December 17, 2002. The Committee and the Board determined that this grant was in the best interests of the Company and its shareholders in order to provide the executive officers and managers with performance incentives which further align their interests with those of shareholders.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Watts, Chairman, President and Chief Executive Officer of the Company, joined the Company in 1967 and became President in February 1991, Chief Executive Officer in 1992 and Chairman of the Board in 1998. For fiscal year 1999, Mr. Watts had a base salary of $360,000. In March 1999, he was awarded 50,000 stock options valued at $11.50 per share (see p. 8) under the 1997 Long Term Incentive Plan by the Plan Committee based upon the Company's 1998 performance. The Plan Committee did not award stock options to Mr. Watts at the end of 1999. The Compensation Committee determined that Mr. Watts was not eligible to receive a cash bonus for 1999 under the Management Incentive Plan (see preceding paragraph) and that his base salary for 2000 should be increased from $360,000 to $371,000 reflecting a 3% increase comparable to the average wage and salary increase for all Company employees.

     In reviewing Mr. Watts' compensation for 1999 and determining its recommendation of Mr. Watts' bonus compensation for 1999 and base salary adjustment for 2000, the Committee considered shareholder total return in 1999, the execution of the Company's strategic plan, specific corporate performance measures and Mr. Watts' performance in connection with those measures and against specific goals and criteria the Committee had established to measure his performance in 1999 as the Company's Chief Executive Officer.

     The Committee noted that Company sales and net income had not met expectations for 1999, although from an historical perspective, sales were the second best in the Company's history. The Committee considered that these results were caused by aggressive promotion efforts by competitors, an unusually hot summer, and difficulties with the modernization of the Hunting Park Avenue bakery. Notwithstanding these challenges, the Company has made significant progress in expanding its national sales and food service programs through the execution of sales distribution agreements with national retailers and wholesalers, including Aramark, Save-A-Lot and Wal-Mart.

     The Committee reviewed each of the specific goals and criteria which had been established for Mr. Watts for fiscal year 1999. Taking into consideration all of the circumstances referred to in this Report, the award of stock options by the Long Term Incentive Plan Committee in March 1999 and the decision by that Committee not to grant any option awards at the end of 1999, the Compensation Committee concluded that it was appropriate not to award Mr. Watts a cash bonus as referenced above and that his base salary for 2000 be adjusted as noted.

     The Committee's recommendations were made to the Board of Directors and, after due consideration, were approved as presented.

                                          THE COMPENSATION COMMITTEE

                                          JUDITH M. VON SELDENECK, Chairman
                                          G. FRED DIBONA, JR.
                                          NELSON G. HARRIS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Harris who served as a member of the Compensation Committee of the Board of Directors in 1999 was formerly an Executive Officer of the Company until his retirement on May 1, 1992.

                               PERFORMANCE GRAPH

     The following line graph compares the five year cumulative total shareholder return on the Company's Common Stock with (i) the Wilshire 5000,
(ii) the Russell 2000 and (iii) a peer group consisting of four snack food companies which include Flowers Industries, Inc., Interstate Bakeries Corp., Lance, Inc. and J&J Snack Foods Corp. The returns of each peer group company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average.

     The Company has included the returns for the Russell 2000 in this year's performance graph because it intends to continue to use it as the comparison index in place of the Wilshire 5000. The Russell 2000 index reflects the performance of the 2000 largest U.S. companies by market capitalization while the Wilshire 5000 index reflects the performance of over 7000 U.S. stocks. The Company believes the Russell 2000 index more closely measures the performance of it and its peer group members since its peer group members are, or would qualify to be, represented within that index and the Company's business cycles follow those of its peers. The Wilshire 5000 index reflects a much broader market of all U.S. headquartered stocks, including midcap and smallcap companies. As a result, it is more of an indicator of the performance of the overall market and less of an indicator of the segment within which the Company operates. [PERFORMANCE GRAPH]

                                               TASTY                PEER GROUP           WILSHIRE 5000           RUSSELL 2000
                                               -----                ----------           -------------           ------------
Dec.-94                                        100.00                 100.00                 100.00                 100.00
Dec.-95                                         96.00                 112.00                 137.00                 126.00
Dec.-96                                        114.00                 202.00                 165.00                 145.00
Dec.-97                                        207.00                 303.00                 217.00                 175.00
Dec.-98                                        167.00                 273.00                 268.00                 169.00
Dec.-99                                         96.00                 186.00                 331.00                 202.00

                         PEER       WILSHIRE      RUSSELL
 AS OF        TASTY      GROUP        5000         2000
 -----        -----      -----      --------      -------
12/31/94       100        100         100           100
12/31/95        96        112         137           126
12/31/96       114        202         165           145
12/31/97       207        303         217           175
12/31/98       167        273         268           169
12/31/99        96        186         331           202

     Assumes $100 invested on December 31, 1994 in Tasty Baking Company Common Stock, the Wilshire 5000 Index, the Russell 2000 Index and the Peer Group Common Stock. Total shareholder returns assume reinvestment of dividends. The stock price performance shown above is not necessarily indicative of future price performance.

       RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS -- PROPOSAL NO. 2

     Shareholders will be asked to approve the selection by the Company of PricewaterhouseCoopers LLP as independent certified public accountants for the fiscal year ending December 30, 2000. PricewaterhouseCoopers LLP is the Company's present independent certified public accountant. Representatives of the firm will be present at the meeting, will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders concerning the accounts of the Company.

     Although the submission to shareholders of the appointment of PricewaterhouseCoopers LLP is not required by law or the Company's By-Laws, the Board is submitting this question to shareholders. If the shareholders do not ratify the appointment, the Board will not be bound to seek other independent auditors for 2000, but the selection of other independent auditors will be considered in future years.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF
PRICEWATERHOUSECOOPERS LLP

                                 OTHER BUSINESS

     The Board of Directors does not know of any other business to come before the meeting. However, if any additional matters are presented at the meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their judgment on such matters.

                     PROPOSALS FOR THE 2001 ANNUAL MEETING

     Shareholders of the Company are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the Securities and Exchange Commission ("SEC") and the Company's By-Laws. Should a shareholder wish to have a proposal considered for inclusion in the proxy statement for the Company's 2001 Annual Meeting, under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such proposal must be received by the Company on or before December 1, 2000.

     In connection with the Company's 2001 Annual Meeting and pursuant to Rule 14a-4 under the Exchange Act, if the shareholder's notice of submission of a proposal for the 2001 Annual Meeting is not received by the Company on or before February 14, 2001, the Company (through management proxy holders) may exercise discretionary voting authority when the proposal is raised at the annual meeting without any reference to the matter in the proxy statement.

     The above summary, which sets forth only the procedures by which business may be properly brought before and voted upon at the Company's Annual Meeting, is qualified in its entirety by reference to the Company's By-Laws.

     All shareholder proposals and notices should be directed to the Secretary of the Company at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129.

                     ANNUAL REPORT ON FORM 10-K FILED WITH
                       SECURITIES AND EXCHANGE COMMISSION

     A copy of the Company's Annual Report on Form 10-K for its fiscal year ended December 25, 1999 may be obtained, without charge, by any shareholder, upon written request directed to Ronald O. Whitford, Jr., Secretary, Tasty Baking Company, 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          RONALD O. WHITFORD, JR.
                                          Secretary

                              TASTY BAKING COMPANY
          This Proxy is Solicited on Behalf of the Board of Directors
   Proxy for the Annual Meeting of Shareholders, April 28, 2000 at 11:00 A.M.


     The undersigned hereby constitutes and appoints Carl S. Watts and John M. Pettine, or any one of them, (with full power to act alone), with full power of substitution, to vote all of the common stock of Tasty Baking Company which the undersigned has the full power to vote at the Annual Meeting of Shareholders of Tasty Baking Company to be held at the Germantown Cricket Club, Manheim & Morris Streets, Philadelphia, Pennsylvania, and at any adjournments thereof, in the transaction of any business which may come before said meeting, with all the powers the undersigned would possess if personally present and particularly to vote each matter set forth, all as in accordance with the Notice of Annual Meeting and Proxy Statement furnished with this Proxy.

                           (Continued on other side)

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Shareholders
                              Tasty Baking Company

                                 April 28, 2000


                Please Detach and Mail in the Envelope Provided


/X/ Please mark your votes as in this example.


                              FOR        WITHHELD
1. ELECTION OF DIRECTORS.     / /          / /

   NOMINEES: Class 2 James L. Everett, III
                     Nelson G. Harris
                     Carl S. Watts

                                        FOR       AGAINST        ABSTAIN
2. Approval of the selection of
   PricewaterhouseCoopers LLP as        / /         / /            / /
   independent public accountants
   for the fiscal year ending
   December 30, 2000.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR
PROPOSALS 1 AND 2 AND IN ACCORDANCE WITH THE INSTRUCTIONS OF THE BOARD OF DIRECTORS ON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.



SIGNATURES                                             DATE
          --------------------------------------------     ---------------------

(NOTE: Shareholder's signatures should be exactly as name appears hereon. All joint owners must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title, and, if more than one, all should sign.)